News Release

Ecolab Inc.

Ecolab Center

370 North Wabasha Street

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809 (Tel)

                                                (651) 225-3123 (Fax)

Ecolab Closes on European Acquisition

                November 30, 2001, St. Paul, MN:  Ecolab Inc. has closed on its previously announced acquisition of the remaining 50% of the Henkel-Ecolab joint venture it did not own.

                Ecolab paid approximately 485 million euros ($430 million at current exchange rates) in cash, subject to post-closing adjustments, to Henkel KGaA, Dusseldorf, Germany.  Ecolab will integrate the former Henkel-Ecolab into its existing global operations.

                Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer commented, saying, “This transaction – the largest in our history – creates a new era of opportunity for our customers, our Ecolab associates and our business prospects around the world.  As one seamless organization, only Ecolab will be able to provide the product and service breadth to meet our expanding global customers’ cleaning and sanitizing needs, and at the same time maintain the unparalleled expertise and attention to local service for which we are so well known.  Further, we will expand the line of businesses in Europe and  elsewhere as we broaden the range of offerings and value-added solutions for our customers.

                “We extend a very warm welcome to our new Ecolab associates and customers in Europe, and look forward to building our business – and growth – together.“

                Ecolab has initially financed the payment through the issuance of 60-day prepayable notes to Henkel.  Ecolab expects to refinance the notes through a combination of short term and long-term debt.  Both Standard & Poor’s and Moody’s have reaffirmed Ecolab’s A/A2 ratings for long-term obligations and A1/P1 for commercial paper following the November 23, 2001 announcement of this payment form to Henkel.

                Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets.  For the year ended December 31, 2000, Ecolab reported sales of $2.3 billion; including effects of this transaction, Ecolab’s global sales coverage was $3.1 billion.

                Ecolab news releases and other investor information, including additional information regarding this transaction, are available on the Internet at http://www.ecolab.com; and by telephone at 1-800-FACT-ECL.

                This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, which represent Ecolab's expectations or beliefs concerning various future events, include Ecolab's expectation of expanding business lines in Europe and elsewhere and the expectations for refinancing the 60 day note, and are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  In general, statements about Ecolab’s future operating results and business performance are subject to risks and uncertainties such as those described in Ecolab’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 under the heading “Forward-Looking Statements and Risk Factors.”  Ecolab’s ability to initially refinance 60-day notes is subject to the completion of credit agreements in sufficient amounts to provide for refunding pursuant to commitment letters from certain banks to provide credit facilities.  The commitments are subject to final documentation and satisfaction of other customary conditions.  Ecolab undertakes no duty to update these Forward-Looking Statements.

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